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                                                                    EXHIBIT 99.1
[LOGO SEALY] [LOGO S&F]
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SEALY, INC.
1228 Euclid Avenue - 10th Floor - Cleveland, Ohio  44115-1886 - 216/522-1310 -
Fax 216/522-1366 or 216/522-0602


FOR IMMEDIATE RELEASE                           FOR INFORMATION, CONTACT:
                                                Ron Stolle
                                                Vice President and Treasurer
                                                216/522-1310, ext. 2690


SEALY BOARD DECLARES DIVIDEND

CLEVELAND, OHIO, FEBRUARY 10, 1997 - Sealy Corporation announced that the Company's Board of Directors has declared a special cash dividend. The dividend will be payable in equal per share amounts to the holders of record as of the close of business on February 27, 1997 (Eastern Standard Time), of the Class A Common Stock and Class B Common Stock of the Company, and, on an as-if-exercised basis, to the holders as of such date of the warrants issued under a Warrant Agreement dated as of August 1, 1989, as amended, between the Company and KeyBank, N.A., as successor Warrant Agent.

The amount of the dividend will be either $3.31 per share, or a per share amount equal to $100 million divided by the number of shares outstanding as of the record date, whichever is lesser.

Payment of the dividend is contingent upon three conditions:

        - Sealy entering into a new senior secured bank financing facility (with terms acceptable to management), prior to June 30, 1997, to provide for up to $275 million in revolving credit borrowings.



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SEALY BOARD DECLARES DIVIDEND -- PG. 2

        - the Company receiving a sufficient number of consents, of the registered holders of the Company's 9-1/2% Senior Subordinated Notes due 2003, to waive and amend those Notes and related Indenture so as to permit the dividend payment.

        - Sealy executing a Supplemental Indenture allowing for the dividend payment after requisite consents are received.

Once the dividend conditions have been satisfied, the dividend is to be paid on the first business day on which it is practicable. The payment will be funded from the Company's revolving line of credit.

Sealy Corporation is the largest manufacturer of bedding in North America. Through its subsidiaries, Sealy operates in the United States, Canada, Puerto Rico and Mexico, and has licensees worldwide. The Company produces and sells a complete line of mattresses and box springs, including those under the Sealy
(R), Sealy Posturepedic(R), Sealy Posturepedic Crown Jewel(R) and Stearns & Foster(R) brand names.

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